Exhibit 4.16

Call Option and Cooperation Agreement

In respect of

Shanghai eHi Car Sharing Information Technology Co., Ltd.

Among

Zhang Wen

Wang Chengzhu

And

Shanghai eHi Car Rental Co., Ltd.

January 25, 2015

Call Option and Cooperation Agreement

This Call Option and Cooperation Agreement (hereinafter referred to as the “Agreement”) is made as of this 25th day of January, 2015 in Shanghai, the People’s Republic of China (hereinafter referred to as the “PRC”) by and among:

1.                  Zhang Wen, a citizen of the People’s Republic of China, ID No.: 310109198606264011;

2.                  Wang Chengzhu, a citizen of the People’s Republic of China, ID No.: 320822197906050919;

(Zhang Wen and Wang Chengzhu are referred to as “Existing Shareholder” individually and “Existing Shareholders” collectively);

3.                  Shanghai eHi Car Rental Co., Ltd. (hereinafter referred to as “eHi Car Rental”) with its registered address at Room 409, 555 Wenxi Road No. 49, Shanghai

4.                  Shanghai eHi Car Sharing Information Technology Co., Ltd. (hereinafter referred to as “eHi Car Sharing”) with its registered addressat Room 1120, Baode Road No. 177, 181, 183, Zhabei District, Shanghai.

(In this Agreement, the above parties are referred to as the “Party” individually and the “Parties” collectively.)

Whereas:

(1)                     Existing Shareholders are the registered shareholders of eHi Information and lawfully own all the equity interests of eHi Car Sharing and their respective contributions to and percentages of the registered capital of eHi Car Sharing as of the date of this Agreement as set out in Appendix I hereto.

(2)                     eHi Car Rental is a limited liability company duly incorporated and existing inPRC, which, as an important cooperative partner of eHi Car Sharing, provides information support and consulting related services to eHi Car Sharing.

(3)                     Existing Shareholders agree to grant an exclusive and irrevocable call option to eHi Car Rental (hereinafter referred to as the “Call Option”). According to such Call Option and to the extent permitted by PRC Law, Existing Shareholders shall, as required by eHi Car Rental,transfer, in accordance with this Agreement, the Equity Interests Option (as defined below) to eHi Car Rental and/or any other entity or individual designated by it.

(4)                     eHi Car Sharing agrees that Existing Shareholders may grant a Call Option to eHi Car Rental according to this Agreement.

(5)                     eHi Car Rental agrees to cooperate with Existing Shareholders and eHi Car Sharing as agreed herein.

NOW, THEREFORE, after friendly negotiation, the parties hereby agree as follows:

Article I Definitions

1.1                   Unless otherwise provided by the context hereof, the following terms shall have the following meanings in this Agreement:

“PRC Law”:	shall mean the laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding and normative documents then in force of thePRC.

“Equity Transfer Options”:

shall mean, with respect to each Existing Shareholder, all the equity intersts held by it in the Registered Capital (as defined below) of eHi Car Sharing ; with respect to the Existing Shareholders, 100% equity interests in the Registered Capital of eHi Car Sharing.

“Transferrable Equity Interests”:

shall mean the equity interests in eHi Car Sharing which eHi Car Rental shall be entitled to request, upon exercise of its Call Option (hereinafter referred to as “Exercise of Option”), any of or all the Existing Shareholders to transfer to it or its designated entity or individual in accordance with Article 3.2 hereof, being either the whole or a part of the Equity Interests Option , as may be determined by eHi Car Rental in its sole discretion in light of the PRC Laws then in effect and its own business considerations..

“Transfer Price”:

shall mean the aggregate considerations payable by eHi Car Rental or its designated entities or individuals to the Existing Shareholders upon each Exercise of Option for the acquisition of the Transferrable Equity Interests.

“eHi Car Sharing Asset”:

shall mean all tangible and intangible assets owned or available to eHi Car Sharing during the term hereof, including but not limited to any real estate, movable property, as well as intellectual property such as trademark, copyright, patent, know-hows, domain names and software use right.

“Material Agreement”:

shall mean any agreement significantly affecting the business or assets of eHi Car Sharing executed between eHi Car Sharing and eHi Car Rental and/or Runstar International Limited, including but not limited to Framework Agreement on Online Game License (Internal Version), Framework Agreement on Online Game License (External Version), Trademark Licensing Agreement, Domain Name Licensing Agreement, Exclusive Technical Services and Consulting Agreement and any other agreement related to the business of eHi Car Sharing.

“Shareholding Limit”:	shall have the meaning ascribed to it in Article 3.2 hereof.

“Exercise Notice”:	shall have the meaning ascribed to it in Article 3.5 hereof.

“Power of Attorney”:	shall have the meaning ascribed to it in Article 3.7 hereof.

“Confidential Information”:	shall have the meaning ascribed to it in Article 9.1 hereof.

“Defaulting Party”:	shall have the meaning ascribed to it in Article 12.1 hereof.

“Default”:	shall have the meaning ascribed to it in Article 12.1 hereof.

“Party’s Rights”:	shall have the meaning ascribed to it in Article 13.5 hereof.

1.2                   All references to any PRC law herein shall be deemed to:

(1)                                 include a reference to that law as modified, amended, supplemented and reenacted, irrespective of whether it comes into force before or after the execution of this Agreement; and

(2)                                 include a reference to other decisions, notices and regulations enacted in accordance therewith or effective as a result thereof.

1.3                   Unless otherwise specified by the context, any reference to a provision, clause, section or paragraph  shall be a reference to a provision, clause, section or paragraph of this Agreement.

Article II Grant of Call Option

2.1                   Existing Shareholders hereby severally and jointly agree to grant an exclusive, irrevocable and unconditional Call Option to eHi Car Rental. According to such Call Option and to the extent permitted by PRC Law, eHi Car Rental shall be entitled to require Existing Shareholders to assign the Equity Transfer Option to eHi Car Rental and/or any other entities or individuals to be designated by it in the manner prescribed herein. eHi Car Rental agrees to accept such call option.

2.2                  eHi Car Sharing hereby agrees that Existing Shareholders may grant such Equity Transfer Option to eHi Car Rental as provided in the above Article 2.1 and other provisions contained herein.

Article III Exercising Method

3.1                   To the extent permitted by PRC Law, eHi Car Rental shall, at its sole discretion, determine the specific time, method and frequencyit will exercise the Call Option.

3.2                   If any PRC law in effect at the time of Exercise of Option permits eHi Car Rental and/or its designated entity or individual to own all equity interests of eHi Information, eHi Car Rental may elect to exercise all of its Call Option on a lump sum basis and eHi Car Rental and/or its designated entity or individual will accept all Equity Transfer Option from the Existing Shareholders on a lump sum basis; if any PRC law in effect at the time of Exercise of Option only permits eHi Car Rental and/or its designated person to own part of the equity interests of eHi Information, eHi Car Rental shall be entitled to determine the Transferrable Equity Interests in an amount no more than the limit of shareholding as permitted under the PRC laws (the “Shareholding Limit”) and eHi Car Rental and/or its designated entity or individual will accept such amount of Equity Transfer Option from the Existing Shareholders. Under such situation, eHi Car Rental shall be entitled to exercise the Call Option gradually and in several installments, so as to ultimately acquire all Equity Transfer Option.

3.3                   In connection with each Exercise of Option, eHi Car Rental shall be entitled to, at its discretion, determine the amounts ofthe equity interests to be transferred by the Existing Shareholders to eHi Car Rental and/or other entities or individuals designated by it as a result of such Exercise of Option; and the  Existing Shareholders shall each transfer to eHi Car Rental and/or other entities or individuals designated by it the Transferrable Equity Interests in such amounts as requested by eHi Car Rental. eHi Car Rental and/or other entity or individual designated by it shall pay the Transfer Price to the transferring Existing Shareholders for the Transferrable Equity Interests acquired as a result of each Exercise of Option..

3.4                   In connection with each Exercise of Option, eHi Car Rental may either acquire the Transferrable Equity Interests itself or designate a third party to acquire all or part of such Transferrable Equity Interests.

3.5                   Whenever eHi Car Rental elects to exercise its options hereunder, it shall give the Existing Shareholders an Equity Transfer Option exercise notice (hereinafter referred to as “Exercise Notice” which shall be in the form of Appendix II hereof). Upon receipt of an Exercise Notice, the Existing Shareholders shall, acting in accordance with Article 3.3, immediately transfer the Transferrable Equity Interests to eHi Car Rental and/or other entities or individuals designated by it pursuant to the Exercise Notice.

3.6       The Existing Shareholders hereby severally and jointly undertake and warrant that, immediately upon issuance of Exercise Notice by eHi Car Rental, it shall:

(1)                                 immediately convene a shareholders’ meeting, at which a resolution of the shareholders’ meeting shall be adopted and all other necessary measures taken to agree to transfer all Transferrable Equity Interests to eHi Car Rental and/or its designated entity or individual for the price agreed to herein;

(2)                                 immediately execute equity transfer agreement with and transfer all Transferrable Equity Interests at the Transfer Price to eHi Car Rental and/or its designated entities or individuals; and

(3)                                 provide eHi Car Rental with necessary supports (including providing and executing all relevant legal documents, completing all governmental approval and registration formalities and fulfilling all relevant obligations) as required by eHi Car Rental, and pursuant to the laws and regulations, thus to guarantee that eHi Car Rental and/or its designated entities or individuals can obtain all Transferrable Equity Interests free from any legaldefects.

3.7         At the time of execution hereof, the Existing Shareholders shall each execute a power of attorney (hereinafter referred to as “Power of Attorney” which shall be in the form of Appendix III hereof) to authorize any person to be designated by eHi Car Rental to execute on its behalf in accordance herewith any and all legal documents required for eHi Car Rental and/or its designated entities or individuals to obtain all Transferrable Equity Interests free from any legaldefects. Such Power of Attorney shall be placed under the custody of eHi Car Rental and when necessary, eHi Car Rental may at any time require that the Existing Shareholders to respectively execute many copies of such Power of Attorney and submit the same to the competent government authority.

Article IV Transfer Price

In connection with each Exercise of Option by eHi Car Rental,, the aggregate Transfer Price payable by eHi Car Rental or its designated entities or individuals to each Existing Shareholders shall be the amount of contributions to the Registered Capital of eHi Car Sharing as represented by the relevant Transferrable Equity Interests as of January 25, 2015 (hereinafter referred to as “Corresponding Amount”). If the PRC Laws then in effect impose any compulsory restriction by providing that the Transfer Price shall be higher than the foregoing Corresponding Amount, eHi Car Rental or its designated entities or individuals shall be entitled to determine the lowest price permitted by PRC Laws as the Transfer Price. Subject to the applicable laws, each of the Existing Shareholders shall gift to eHi Car Sharing the difference between the Transfer Price obtained by the Existing Shareholders in connection with Transferrable Equity Interests and the Corresponding Amount..

Article V Representations and Warranties

5.1                   The Existing Shareholders severally and jointly make the following representations and warranties which shall be remain effective as if they were made at the time of transfer of Equity Transfer Option:

5.1.1                     Existing Shareholders are Chinese citizens with full civil capacity ; they have full and independent legal status and capacity to execute, deliver and perform this Agreement and can act as a party to a lawsuit independently.

5.1.2                     They have the full power and authorization to execute and deliver this Agreement and any other documents related to the transactions hereof to be executed by them, as well as to consummate the transactions contemplated hereby.

5.1.3                     This Agreement is lawfuly and duly executed and delivered by Existing Shareholders, constituting lawful and binding obligations and is enforceable against it in accordance with its terms.

5.1.4                     Existing Shareholders are registered legal owners of the Equity Transfer Option at the effective date of the Agreement, except for the rights created by this Agreement, the Equity Pledge Agreement executed with eHi Car Rental and other agreements or legal documents executed with eHi Car Rental and/or eHi Car Sharing, the Equity Transfer Option is free from any lien, pledge, right of claim, other collateral and third-party rights. According to the Agreement, eHi Car Rental and/or its designated entities or individuals can obtain the ownership of the Transferrable Equity Interests free from any lien, pledge, right of claim, other collateral and third-party rights after exercising.

5.2                   eHi Car Sharing hereby represents and warrants as follows:

5.2.1                     eHi Car Sharing is a limited liability company duly incorporated and lawfully existing under the PRC Law with independent legal personality, having full and independent legal status and capacity to execute, deliver and perform this Agreement, and can be an independent party to a lawsuit.

5.2.2                     eHi Car Sharing has the full internal corporate power and authorization to execute and deliver this Agreement and any other documents related to the transactions hereof to be executed by them, as well as to consummate the transactions contemplated hereby.

5.2.3                     This Agreement is lawfully and duly executed and delivered by eHi Car Sharing, constituting its legal and binding obligations.

5.2.4                     The Existing Shareholders are registered legal shareholders of eHi Car Sharing at the effective date of the Agreement. According to the Agreement, upon Exercise of Option, eHi Car Rental and/or its designated entities or individuals can obtain the ownership of the Transferrable Equity Interests free from any lien, pledge, right of claim, other collateral and third-party rights.

Article VI Undertakings of Existing Shareholders

The Existing Shareholders hereby severally undertake as follows:

6.1                   During the term of the Agreement, they shall not (except those disclosed to eHi Car Rental with the prior written consent eHi Car Rental or subject to compulsory legal requirements):

6.1.1                     transfer or dispose of any Equity Transfer Option in any other means or create collateral or other third-party rights on any Equity Transfer Option;

6.1.2                     increase or decrease the registered capital of eHi Car Sharing;

6.1.3                     declare or pay any distributive profit, bonus or dividend;

6.1.4                     agree or facilitate the merger or split of eHi Car Sharing;

6.1.5                     directly or indirectly, own equity interests in, act as a director or employee of, or provide any services (except those services provided during the ordinary course of business of eHi Car Sharing) to any domestic or overseas entity engaging in businesses similar to or competitive with that of eHi Car Sharing;

6.1.6                     cause the termination, liquidation or dissolution of eHi Car Sharing; and

6.1.7                     amend the articles of association of eHi Car Sharing.

6.2                   They must ensure that the undertakings under Article 7.1 below will be complied with during the term of the Agreement.

6.3                   During the term of the Agreement, they shall use their best efforts to develop the business of and ensure the lawful and rules-compliant operation of eHi Car Sharing. They shall not commit any act or omission which may impair the assets or good will of, or affect the validity of various business licenses and qualifications necessary for eHi Car Sharing. When they cease to be the shareholders of eHi Car Sharing, they will make the successors to accept the obligations and rights hereunder and with equal effect in written form.

Article VII Undertakings of eHi Car Sharing

7.1                   eHi Car Sharing undertakes that, during the term of the Agreement, it shall not (except those disclosed to and approved by eHi Car Rental in written form beforehand or those as required mandatorily by applicable law):

7.1.1                      dispose of any asset of eHi Car Sharing (except those occured during the ordinary course of business);

7.1.2                      dispose of any operational right and/or earnings right of any business in any way;

7.1.3                      terminate any Material Agreement executed, or enter into any other agreements conflicting with existing Material Agreement;

7.1.4                      offer or make a loan, or give guarantee orany other form of security, or assume any substantial liability except for the normal business process;

7.1.5                      acquire or invest in any entity;

7.1.6                      deposit or permit to deposit any money of eHi Car Sharing into the accounts of other companies or individuals (except those during the  ordinary course of business );

7.1.7                      incur any liability or enter into any contract involving an amount over RMB 500,000 (except those during the ordinary course ofbusiness).

7.2                   If the consent, permission, waiver, authorization of any third person, or the approval, permission, exemption of, or any registration or filing procedures with any government authority (if required by law) are necessary for the execution and performance of the Agreement and the grant of the Call Option hereunder, eHi Car Sharing shall use its best efforts to atisfy such requirements.

7.3                   Without the prior written consent of eHi Car Rental, eHi Car Sharing will not assist or permit Existing Shareholders to transfer or in any other way dispose of, or create any collateral or other third party rights on anyEquity Transfer Option.

7.4                   eHi Car Sharing shall not conduct, or allow to be conducted, any activity or action which may have adverse effect on the interests of eHi Car Rental hereunder.

Article VIII Undertakings of eHi Car Rental

On the premise that Existing Shareholders and eHi Car Sharing duly perform their respective obligations and undertakings hereunder, and that their representations and warranties remain true and effective, as to the losses or capital needs of eHi Car Sharing during itsordinary course of business, eHi Car Rental undertakes that notwithstanding the provisions of other agreements between eHi Car Rental and eHi Car Sharing, in case that eHi Car Sharing fails to realize its operation objective through the cooperation with eHi Car Rental, eHi Car Rental shall provide eHi Car Sharing with necessary support to the extent permitted by law.

Article IX Confidentiality

9.1                   The Existing Shareholders shall keep confidential the following confidential information (hereinafter referred to as “Confidential Information” collectively) whether the Agreement is terminated or not:

(i)                                     the execution, performance and content of the Agreement;

(ii)                                  any trade secret, proprietary information, and customer information of eHi Car Rental known or received due to the execution and performance of the Agreement.

(iii)                               any trade secret, proprietary information, and customer information of eHi Car Sharing known or received due to their positions as shareholders of eHi Car Sharing.

The Existing Shareholders may only use such Confidential Information for the purpose of performing its obligations hereunder. Without the prior written consent of eHi Car Rental, any Existing Shareholder shall not disclose the above Confidential Information to any third party, otherwise they shall assume the liability for breach of contract and indemnify for the losses incurred.

9.2                   Upon termination of this Agreement, each Existing Shareholder shall, upon the request of eHi Car Rental, return, destroy or otherwise dispose of and shall cease to use all the documents, materials or software containing Confidential Information.

9.3                   Notwithstanding other provisions herein, the validity of this Article shall not be influenced by the suspension or termination of the Agreement.

Article X Term of Agreement

This Agreement shall be effective from the date duly signed by the Parties, and be terminated after all Equity Transfer Options are transferred to eHi Car Rental and/or other entities or individualsdesignated by it in accordance with the provisions hereof.

Article XI Notices

11.1            Any notice, request, demand and other correspondences required by this Agreement or made in accordance with this Agreement shall be delivered in writing to the relevant Party.

11.2            Such notice or other correspondences shall be deemed delivered when it is transmitted if transmitted by fax or email; or upon delivery if delivered in person; or five (5) days after posting if delivered by mail.

Article XI Liability for Breach of Contract

12.1            The Parties agree and confirm that if any Party (hereinafter referred to as the “Defaulting Party”) substantially violate any provision hereof or substantially fail to perform any obligation hereunder, which shall constitute a breach of contract hereunder (hereinafter referred to as “Default”), the observant Party shall be entitled to require the Defaulting Party to take cure such Default or take remedial measures within a reasonable time. If the Defaulting Party fails to take any cure such Default or take remedial measures within such reasonable time or within ten (10) days after receiving the non-defaulting Party’s notice requiring such, the non-defaulting Party shall be entitled to, at its sole discretion,:

(1)                                 terminate the Agreement and claim all damages from the Defaulting Party, or

(2)                                 require the Defaulting Party to continue performing the obligations hereunder and claim all damages from it.

12.2            The Parties agree and confirm that Existing Shareholders and eHi Car Sharing shall not require the termination of this Agreement for whatever reason in any circumstance.

12.3            The rights and remedies provided herein shall be cumulative and shall not preclude any other rights or remedies provided by laws.

12.4            Notwithstanding other provisions herein, the validity of this Article shall not be influenced by the suspension or termination of the Agreement.

Article XIII Miscellaneous

13.1            This Agreement is written in Chinese and executed in four (4) originalcounterparts to be held by each Party, each of which shall have equal effect and validity.

13.2            The execution, effectiveness, performance, revision, interpretation and termination of this Agreement shall be governed by the PRC laws.

13.3            Any dispute arising from and in connection with this Agreement shall be first settled through friendly negotiation by the disputing Parties. In case no settlement to disputes can be reached after thirty (30) days, the disputes shall then be submitted to the court with jurisdiction and settled through action.

13.4            None of the rights, powers or remedies granted to any Party by any provision herein shall preclude any other rights, powers or remedies available to such Party at law and under the other provisions of this Agreement and no exercise by one Party of any of its rights, powers and remedies shall exclude its exercise of its other rights, powers and remedies.

13.5            No failure or delay by a Party in exercising any rights, powers and remedies (hereinafter referred to as “Party’s Rights”) available to it hereunder or at law shall result in a waiver thereof, nor shall the waiver of any single or partial exercise of the Party’s Rights shall exclude such Party from exercising such rights in any other way and exercising the remaining Party’s Rights.

13.6            The headings of the provisions herein are for reference only, and in no event shall such headings be used for or affect the interpretation of the provisions hereof.

13.7            Each provision contained herein shall be severable and independent from each of the other provisions. If any one or more provisions herein become(s) invalid, illegal or unenforceable at any time, the validity, legality and enforceability of the remaining provisions herein shall not be affected as a result thereof.

13.8           This Agreement, after duly signed, shall supersede any and all prior legal documents among the Parties concerning the subject matter hereof. Any amendment and supplement to this Agreement shall be in written form and shall only come into effect after duly executed by the Parties.

13.9            Without the prior written consent of eHi Car Rental, any Existing Shareholder or eHi Car Sharing shall not assign any of their rights and/or obligations hereunder to any third party. After notifying Existing Shareholders and eHi Car Sharing, eHi Car Rental may assign any of its rights and/or obligations hereunder to any third party designated by it.

13.10 This Agreement shall be binding on the legal assignees or successors of the Parties.

 [Remainder of Page Intentionally Left Blank]

[Execution Page]

IN WITNESS WHEREOF, this Agreement is executed by the following Parties on the date and at the place first set forth above.

Zhang Wen
By:	/s/ Zhang Wen

Wang Chengzhu
By:	/s/ Wang Chengzhu

Shanghai eHi Car Rental Co., Ltd.
(seal)

Authorized representative:	/s/ Ruiping Zhang
Name:

Shanghai eHi Car Sharing Information Technology Co., Ltd.
(seal)

Authorized representative:	/s/ Zhang Wen
Name:

Appendix I:

General Information of eHi Car Sharing

Company name: Shanghai eHi Car Sharing Information Technology Co., Ltd.

Registered Address: Room 1120, Baode Road No. 177, 181, 183, Zhabei District, Shanghai.

Registered capital: RMB 1 million

Shareholding structure:

Shareholder name	Contribution in registered capital		Percentage of contributions	Method of contribution
Zhang Wen	RMB	700,000	70%	Cash
Wang Chengzhu	RMB	300,000	30%	Cash

Fiscal year: calendar year from January 1 to December 31

Appendix II:

Form of Exercising Notice

To [Name of Existing Shareholders],

Whereas our company has entered into a Call Option and Cooperation Agreement with you and Shanghai eHi Car Sharing Information Technology Co., Ltd. on the day of , 2015 (the “Call Option Agreement”). It is agreed that you shall, upon our request, transfer your equity in eHi Car Sharing to our company or any third party designated by us to the extent permitted by PRC laws and regulations.

Therefore, we send you the following notice:

We hereby require to exercise the Call Option under the Call Option Agreement,         % equity held by you in eHi Car Sharing (the “Equity Proposed to be Transferred”) will be transferred to our company/[name of company/individual] designated by us. Please transfer the Equity Proposed to be Transferred to our company/[name of company/individual] designated by us immediately after receiving this notice according to the provisions of the Call Option Agreement.

Best regards

Shanghai eHi Car Rental Co., Ltd. (seal)

Authorized Representative:

Date:

Power of Attorney

I, ZHANG WEN (ID No.: 310109198606264011) hereby irrevocably entrust Mr. ZHANG RUIPING (passport No.: 711188529) as my entrusted agent to sign all legal documents necessary for or relevant to the exercising of the rights of Shanghai eHi Car Rental Co., Ltd. (hereinafter referred to as “eHi Car Rental”) under its Call Option and Cooperation Agreement executed with me and Shanghai eHi Car Sharing Information Technology Co., Ltd.

Signature:	/s/ Zhang Wen

Date: Febraury 3, 2015

Power of Attorney

I, WANG CHENGZHU (ID No.: 320822197906050919) hereby irrevocably entrust Mr. ZHANG RUIPING (passport No.: 711188529) as my entrusted agent to sign all legal documents necessary for or relevant to the exercising of the rights of Shanghai eHi Car Rental Co., Ltd. (hereinafter referred to as “eHi Car Rental”) under its Call Option and Cooperation Agreement executed with me and Shanghai eHi Car Sharing Information Technology Co., Ltd.

Signature:	/s/ Wang Chengzhu
Date: